UNITED SATES
SECURITIES AND EXCHANGE COMMISSIONS
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

May 10, 2010
Date of Report (Date of earliest event reported)

inTEST Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22529 (Commission File Number)	22-2370659 (I.R.S. Employer Identification No.)

7 Esterbrook Lane, Cherry Hill, New Jersey 08003
(Address of Principal Executive Offices, included zip code)

(856) 424-6886
(Registrant's Telephone Number, including area code)

N/A
(Former name or former address, if changed since last report)

[ ]	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On May 10, 2010, inTEST Corporation (the "Company") entered into a 123-month lease agreement (the "Lease") with Exeter 804 East Gate, LLC (the "Landlord") for approximately 54,897 square feet of office, warehouse and light manufacturing space located in Mount Laurel, New Jersey. The Company has leased this facility to replace its current 80,000 square foot headquarters and manufacturing facility located in Cherry Hill, New Jersey, where the existing lease is scheduled to expire on October 31, 2010. The existing lease was recently extended by the Company and its current landlord from the original August 31, 2010 expiration date to coincide with the anticipated completion of the improvements to the Mount Laurel facility.

Scheduled base rental payments under the lease are as follows:

Months 1-3	$-0-
Months 4-24	$346,532.90/year
Months 25-60	$384,419.15/year
Months 61-123	$469,284.35/year

Annual operating expenses (including real estate taxes) under the lease are expected to be $90,927 in the first year of the lease and the Company's share of total operating expenses for the building is 72.16%.

The Company has provided a $250,000 letter of credit as a security deposit under this lease. The security deposit will reduce to $125,000 as of the sixty-fourth (64th) month of occupancy and will decline again to $90,000 as of the one hundredth (100th) month of occupancy, if no events of default have occurred (as defined in the lease).

The Company expects to reduce its annual operating expenses by approximately $250,000 per year as a result of the relocation of its Cherry Hill operation to Mount Laurel.

Item 9.01.    Financial Statements and Exhibits

A list of the Exhibits which are required by Item 601 of Regulation S-K and filed with this Report is set forth in the Exhibit Index immediately following the signature page, which Exhibit Index is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inTEST CORPORATION

By: /s/ Hugh T. Regan, Jr.
        Hugh T. Regan, Jr.
        Secretary, Treasurer and Chief Financial Officer

Date:   May 13, 2010

Exhibit Index

10.1  Lease dated May 10, 2010 between Exeter 804 East Gate, LLC and the Company.